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EXHIBIT 5.1

BOSTON CHICAGO FRANKFURT HAMBURG	Latham & Watkins ATTORNEYS AT LAW www.lw.com	NEW YORK NORTHERN VIRGINIA ORANGE COUNTY PARIS
HONG KONG LONDON LOS ANGELES MOSCOW NEW JERSEY		SAN DIEGO SAN FRANCISCO SILICON VALLEY SINGAPORE TOKYO WASHINGTON, D.C.

February 11, 2002

PayPal, Inc.
1840 Embarcadero Road
Palo Alto, CA 94303

Re:	Registration Statement No. 333-70438; up to 6,210,000 shares of common stock, par value $0.001 per share

Ladies and Gentlemen:

        In connection with the registration of up to 6,210,000 shares (including up to 810,000 shares subject to the underwriters' over-allotment option) of common stock of PayPal, Inc., a Delaware corporation (the "Company"), par value $0.001 per share (the "Shares"), under the Securities Act of 1933, as amended (the "Act"), by the Company on Form S-1 filed with the Securities and Exchange Commission (the "Commission") on September 28, 2001 (File No. 333-70438), as amended by Amendment No. 1 filed with the Commission on November 7, 2001, Amendment No. 2 filed with the Commission on December 14, 2001, Amendment No. 3 filed with the Commission on December 28, 2001, Amendment No. 4 filed with the Commission on January 18, 2002, Amendment No. 5 filed with the Commission on January 31, 2002, Amendment No. 6 filed with the Commission on February 7, 2002 and Amendment No. 7 filed with the Commission on February 11, 2002 (collectively, the "Registration Statement"), you have requested our opinion with respect to the matters set forth below.

        In our capacity as your special counsel in connection with such registration, we are familiar with the proceedings taken by the Company in connection with the authorization, issuance and sale of the Shares. In addition, we have made such legal and factual examinations and inquiries, including an examination of originals or copies certified or otherwise identified to our satisfaction of such documents, corporate records and instruments, as we have deemed necessary or appropriate for purposes of this opinion.

        In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to authentic original documents of all documents submitted to us as copies.

        We are opining herein as to the effect on the subject transaction only of the General Corporation Law of the State of Delaware, and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction or, in the case of Delaware, any other laws, or as to any matters of municipal law or the laws of any local agencies within any state.

        Subject to the foregoing, it is our opinion that the Shares have been duly authorized, and, upon issuance, delivery and payment therefor in the manner contemplated by the Registration Statement, will be validly issued, fully paid and nonassessable.

        We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm contained under the heading "Legal Matters."

Very truly yours,
/s/ Latham & Watkins

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  EXHIBIT 5.1